Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $11.8 Million
Reported income from operations of $263,000

Hackensack, NJ – December 13, 2021 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading global technology-enabled biotech that is transforming drug discovery through innovative pharmacology, biomarker, and data platforms, today announced its financial results for its second quarter of fiscal 2022, ended October 31, 2021.

Second Quarter and Recent Highlights:

•Record quarterly revenue of $11.8 million, an increase of 17% year over year
•Reported non-GAAP income from operations, excluding stock-based compensation, depreciation and amortization, of $743,000
•Gross margin improved to 52%

Ronnie Morris, CEO of Champions, commented, “We had another quarter of milestone achievements for the Company as we saw strong operating results in our research service business and continued to expand the customer base of our SaaS Lumin platform.” Morris added, “We're advancing our therapeutic targets along the drug discovery pipeline and we’re excited about their progress and transformative potential for Champions.”

David Miller, CFO of Champions, said, "We achieved another quarterly revenue record reaching $11.8 million. Additionally, by improving efficiencies and reducing certain costs, we improved our gross and operating margins all while continuing to increase R&D investment to support longer term strategic initiatives.”

Second Fiscal Quarter Financial Results

Exhibit 99.1
For the second quarter of fiscal 2022, revenue increased 17% to $11.8 million compared to $10.1 million for the second quarter of fiscal 2021. The increase in revenue was due to continued demand for our pharmacology studies and the expansion of both our platform and product lines, driving an increase in sales, both in number and size of studies. Total costs and operating expenses for the second quarter of fiscal 2022 were $11.5 million compared to $10.1 million for the second quarter of fiscal 2021, an increase of $1.4 million or 14.0%.

For the second quarter of fiscal 2022, Champions reported net income from operations of $263,000, including $134,000 in stock-based compensation and $346,000 in depreciation and amortization expenses, compared to income from operations of $7,000, inclusive of $85,000 in stock-based compensation and $307,000 in depreciation and amortization expenses, in the second quarter of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $743,000 for the second quarter of fiscal 2022 compared to non-GAAP income from operations of $399,000 in the second quarter of fiscal 2021.
Cost of oncology solutions was $5.6 million for the three-months ended October 31, 2021, a decrease of $35,000, or (0.6)% compared to $5.6 million for the three-months ended October 31, 2020. For the three-months ended October 31, 2021, gross margin was 52.4% compared to 44.2% for the three-months ended October 31, 2020. Total cost of sales remained flat as we reduced the level of outsourcing required. The cost reduction more than offset the increase in compensation and lab supply expenses resulting from the increase in study volume.

Research and development expense for the three-months ended October 31, 2021 was $2.3 million, an increase of $649,000 or 39.3%, compared to $1.7 million for the three-months ended October 31, 2020. The increase was primarily from compensation and sequencing costs as we increased investment in our therapeutic target discovery platform. Sales and marketing expense for the three-months ended October 31, 2021 was $1.6 million, an increase of $292,000, or 21.7%, compared to $1.3 million for the three-months ended October 31, 2020. The increase was primarily due to compensation expense driven by the continued investment to expand our salesforce, including the addition of a dedicated SaaS business development team for our Lumin Bioinformatics platform. General and administrative expense for the three-months ended October 31, 2021 was $2.0 million, an increase of $507,000, or 34.5%, compared to $1.5 million for the three-months ended October 31, 2020. The increase was primarily due to an increase in compensation and IT related expenses.

Net cash generated from operating activities for the quarter was $1.2 million resulting from increased operating income excluding stock compensation and other non-cash related expenses. Net cash used in investing activities was $495,000 primarily from investment in additional lab equipment and software development. The Company ended the quarter with a strong cash position of $4.8 million. The Company has no debt.

Year-to-Date Financial Results

For the first six months of fiscal 2022, revenue increased 17% to $23.0 million compared to $19.7 million for the first six months of fiscal 2021. The increase in revenue was due to the expansion of our platforms and business lines. Total costs and operating expenses for the first six months of fiscal 2022 were $23.0 million compared to $19.6 million for the first six months of fiscal 2021, an increase of $3.3 million or 17%.

Exhibit 99.1
For the first six months of fiscal 2022, Champions reported net income from operations of $88,000, including $414,000 in stock-based compensation and 663,000 in depreciation and amortization expenses, compared to income from operations of $31,000, inclusive of $205,000 in stock-based compensation and $584,000 in depreciation and amortization expenses, in the first six months of fiscal 2021. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $1.2 million for the first six months of fiscal 2022 compared to non-GAAP income from operations of $822,000 in the first six months of fiscal 2021.
Cost of oncology solutions was $11.0 million for the six-months ended October 31, 2021, a slight increase of $25,000, or 0.2% compared to $11.0 million for the six-months ended October 31, 2020. For the six-months ended October 31, 2021, gross margin was 52.2% compared to 44.2% for the six-months ended October 31, 2020. The improvement in gross margin was primarily attributable to decreasing the Company’s reliance on outsourcing while continuing to grow revenue.

Research and development expense for the six-months ended October 31, 2021 was $4.6 million, an increase of $1.4 million or 41.8%, compared to $3.2 million for the six-months ended October 31, 2020. The increase was primarily from compensation, sequencing costs, and lab supplies as we increased investment in our therapeutic target discovery platforms. Sales and marketing expense for the six-months ended October 31, 2021 was $3.2 million, an increase of $658,000, or 25.7%, compared to $2.6 million for the six-months ended October 31, 2020. The increase was primarily due to compensation expense driven by the continued investment in expanding our business development teams. General and administrative expense for the six-months ended October 31, 2021 was $4.1 million, an increase of $1.3 million, or 44.9%, compared to $2.9 million for the six-months ended October 31, 2020. The increase was primarily due to an increase in compensation as well as an increase in IT related expenses to support the overall infrastructure growth of the organization.

Net cash provided by operating activities was $1.4 million for the six-months ended October 31, 2021.The cash generated from operating activities was primarily due to operating income excluding stock compensation, depreciation and amortization expenses. Net cash used in investing activities was $1.5 million and was primarily from investment in additional lab equipment and software development.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 877-545-0320 (Domestic) or 973-528-0002 (International) and enter the access code 694190 ten minutes ahead of the call.
Full details of the Company’s financial results will be available by Tuesday, December 14, 2021 in the Company’s Form 10-Q at www.championsoncology.com.
* Non-GAAP Financial Information
See the attached Reconciliation of GAAP net income to Non-GAAP net income for an explanation of the amounts excluded to arrive at Non-GAAP net income and related Non-GAAP earnings per share amounts for the three and six months ended October 31, 2021 and 2020. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and Non-GAAP earnings per share are not, and should not, be viewed as

Exhibit 99.1
a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings per share amounts as Non-GAAP net earnings divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings and Non-GAAP diluted earnings per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

Champions Oncology is a data-driven research organization, with headquarters in the United States, that leverages an oncology research center of excellence to develop transformative technology and accelerate oncology research and development. This technology ranges from computational-based discovery platforms, unique oncology software solutions, and innovative and proprietary experimental tools such as in vivo, ex-vivo and biomarker platforms. For more information, please visit www.ChampionsOncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2021 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Net income - GAAP	$277	$1	$105	$76
Less:
Stock-based compensation	134	85	414	205
Net income - Non-GAAP	$411	$86	$519	$281

Reconciliation of GAAP EPS to Non-GAAP EPS (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
EPS – GAAP, basic	$0.02	$—	$0.01	$0.01
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.03	0.02
EPS - Non-GAAP, basic	$0.03	$0.01	$0.04	$0.03

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
EPS – GAAP, diluted	$0.02	$—	$0.01	$0.01
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.03	0.02
EPS - Non-GAAP, diluted	$0.03	$0.01	$0.04	$0.03

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2021	2020	2021	2020
Oncology services revenue	$11,786	$10,117	$23,039	$19,664
Cost of oncology services	5,609	5,644	11,005	10,980
Research and development	2,299	1,650	4,603	3,247
Sales and marketing	1,640	1,348	3,214	2,556
General and administrative	1,975	1,468	4,129	2,850
Income from operations	263	7	88	31
Other income	26	9	43	73
Income before provision for income taxes	289	16	131	104
Provision for income taxes	12	15	26	28
Net income	$277	$1	$105	$76

Net income per common share outstanding
basic	$0.02	$—	$0.01	$0.01
and diluted	$0.02	$—	$0.01	$0.01

Weighted average common shares outstanding
basic	13,428,508	13,064,191	13,145,930	12,811,921
and diluted	14,549,136	15,062,103	14,213,450	14,563,060

Condensed Consolidated Balance Sheets

	October 31, 2021	April 30, 2021
	(unaudited)
Cash	$4,781	$4,687
Accounts receivable, net	8,190	6,986
Other current assets	731	957
Total current assets	13,702	12,630

Operating lease right-of-use assets, net	8,261	8,521
Property and equipment, net	6,983	6,090
Other long term assets	15	15
Goodwill	335	335
Total assets	$29,296	$27,591

Accounts payable and accrued liabilities	$5,388	$4,125
Current portion of operating lease liabilities	930	818
Other current liabilities	15	—
Deferred revenue	6,132	6,256
Total current liabilities	12,465	11,199

Non-current operating lease liabilities	8,525	8,783
Other Non-current Liability	235	181
Total liabilities	21,225	20,163

Stockholders’ equity	8,071	7,428
Total liabilities and stockholders’ equity	$29,296	$27,591

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended October 31,
	2021	2020
Cash flows from operating activities:
Net income	$105	$76
Adjustments to reconcile net income to net cash provided by operations:
Stock-based compensation expense	414	205
Operating lease right-of use assets	519	79
Depreciation and amortization expense	663	584
Gain on termination of operating lease	—	(75)
Net gain on disposal of equipment	(4)	—
Allowance for doubtful accounts	117	49
Changes in operating assets and liabilities	(370)	(754)
Net cash provided by operating activities	1,444	164

Cash flows from investing activities:
Purchases of property and equipment	(1,473)	(1,224)
Refund of security deposit	—	92
Net cash used in investing activities:	(1,473)	(1,132)

Cash flows from financing activities:
Proceeds from the exercise of stock options	123	1,294
Finance lease payments	—	(115)
Net cash provided by financing activities:	123	1,179

Net increase in cash	94	211
Cash at beginning of period	4,687	8,342
Cash at the end of period	$4,781	$8,553

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	205	3,872
Equipment acquired in accounts payable	79	—
Unpaid portion of property and equipment purchase	$—	$240